[Free translation into English of an Hebrew Original Document]

Services Agreement

Which was prepared and signed on June ___, 2018

By and Between	Novomic Ltd.
Private Company 514243351

Of 23 HaMelacha Street, Rosh Ha’ayin

	(the “Company”)	on the one hand;

And	Doron Biran
Authorized Dealer 022062897

Of 22 Nahal Ga’aton Street, Modi’in

	(the “Service Provider”)	on the other hand;

WHEREAS	the Service Provider deals, among other things, with the provision of management and consulting services;

WHEREAS	the Company is interested in receiving from the Service Provider, as an independent contractor, management and consulting services in the capacity of CEO of the Company and the parent company of the Company, TechCare Corp., and the Service Provider wishes to provide such services to the Company and to serve in the said capacity as an independent contractor, all as detailed in this Agreement below; and

WHEREAS	the Parties wish to define and regulate their mutual rights and obligations in all matters related to the engagement between them, all in accordance with and subject to the provisions of this Agreement.

NOW THEREFORE, the parties agree as follows:

1.	Introduction and Interpretation

1.1.	The preamble to this Agreement and the appendices attached thereto constitute an integral part thereof.

1.2.	The headings of this Agreement are for convenience and orientation purposes only and should not be given any interpretative meaning.

2.	Engagement

2.1.	The Service Provider will serve as chief executive officer of the Company and will provide management and consulting services to the Company in accordance with the instructions of the Chairman of the Board of Directors of the Company from time to time (the “Services”), in the scope of a full-time position (100%).

[Free translation into English of an Hebrew Original Document]

2.2.	The Service Provider will report to the Company regarding the Services and their progress, in the format and frequency that will be agreed upon between the Company and the Service Provider.

3.	Declarations and Undertakings by the Service Provider

The Service Provider hereby declares and undertakes as follows:

3.1.	He has the knowledge, ability, expertise, skills, means and experience necessary to provide the Services and perform his remaining obligations under this Agreement, in full and in a timely manner, and at a high professional level.

3.2.	He shall invest his time, energy, skills and efforts in the provision of the Services and shall perform them faithfully, expertly, meticulously, cautiously and at a high professional level, all in accordance with the provisions of this Agreement.

3.3.	He is not subject to any impediment by law and/or agreement and/or otherwise to entering into this Agreement and/or to perform all of his obligations pursuant to it in full and in a timely manner.

4.	Consideration

4.1.	In return for provision of Services and performance of his remaining obligations under this Agreement in full and in a timely manner, the Service Provider shall be entitled to the consideration set forth in Schedule A to this Agreement.

4.2.	Except as set forth in this Agreement, the Service Provider shall not receive any consideration and/or payment of any kind and/or type whatsoever and/or from any third party, directly or indirectly, in all matters relating to and/or concerned with the Services he provides to the Company.

5.	Term and Termination

5.1.	The term of this Agreement shall commence on July 16, 2018 and shall continue for an indefinite period.

5.2.	Notwithstanding the aforementioned in Section 5.1 above, each party shall be entitled to cancel this Agreement and terminate it as per the law, for any reason, by written notice of 30 (thirty) days in advance in the first six months of the engagement, 60 (sixty) days during the next 18 months of the engagement and 90 (ninety) days in advance from the third year of the engagement and onwards.

5.3.	Notwithstanding the aforementioned in Sections 5.1 and 5.2 above, the Company shall be entitled to cancel this Agreement and terminate it immediately as per the law, in the event that the Service Provider has performed an act for which the Company would have been entitled to terminate his employment, had the Service Provider been an employee of the Company, under such circumstances that would negate an employee’s rights to severance pay under law.

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5.4.	It is hereby clarified that in any case of termination or cancellation of this Agreement: (A) The Company shall pay the Service Provider the consideration due to him in accordance with the Services rendered by him until the date of such termination and/or cancellation; (B) Company shall be entitled to provide the continuation of the performance of the Services to another and to use without limitation the results of the Services and their products preformed up until such date by the Service Provider, and they shall be the property of the Company; (C) The Service Provider shall cooperate with the Company in order to transfer any matter related to this Agreement and to the Services provided to the Company and/or to whom he shall direct, in a professional and orderly manner; (D) The Service Provider shall immediately return to the Company any documents and/or other documentation of the Company which he received and/or any document or object containing confidential information (as defined below).

6.	Relationships of Parties

6.1.	It is hereby agreed and clarified that the Service Provider is an independent contractor to perform all of his obligations under this Agreement and shall be responsible for any act and/or omission of his and/or anyone acting on his behalf. No employer-employee relations, agency relations, representation, dealership or any other relationship other than those of provider and recipient of services, exist or shall exist, between the parties to this Agreement, including anyone acting on their behalf and/or by virtue of them.

No right of supervision and/or tracking held by the Company shall deem the parties to have employer-employee relations and it is clarified that the absence of such relations is one of the fundamentals of this Agreement and that the Company would not have contracted with the Service Provider in this Agreement without such express and agreed determination.

6.2.	The Service Provider shall be responsible for reporting and paying taxes and compulsory payments (including healthcare tax, national insurance, and the like) applicable to him, all in accordance with and subject to the provisions of the law.

7.	Duty of Restitution in the Event of a Contradictory Claim as an “Employee”

7.1.	It is hereby agreed that the consideration agreed upon by the Company and the Service Provider in this Agreement was determined taking into account that the Service Provider is not defined as an “employee” for all intents and purposes and for the purposes of any law, and that the Company will have no additional costs in respect of the engagement and/or termination of the engagement, between himself and the Service Provider, including various social benefits (inclusive of annual vacation, recuperation pay, national insurance payments, benefits, severance pay, education fund, and the like).

7.2.	Therefore, if it is determined by a Labor Court or another authorized party, at the request of the Service Provider and/or any other entity that is not related to the Company, that the Service Provider has provided his services to the Company as an “employee” despite the statements in this Agreement and despite the parties’ conscious consent, and therefore the Service Provider deserves various conditions and/or social benefits like an employee, then the parties agree that the monthly salary that the Service Provider would be due is 60% (sixty percent) of the Retainer (the “Agreed Salary as an Employee”).

[Free translation into English of an Hebrew Original Document]

7.3.	In such a case, the Service Provider shall be obliged to reimburse the Company with all excess payments received by the Service Provider from the Company above the Agreed Salary as an Employee (the “Excess Amount”) on the day on which a claim and/or suit that contradict this Agreement are filed, whereby it is claimed that the Service Provider was, or is, an employee of the Company, retroactively in respect of the entire period of the engagement between the Service Provider and the Company under this Agreement.

The entire Excess Amount that the Service Provider will be required to repay, as stated above, will bear interest and linkage to the Consumer Price Index known on the date of payment to the Service Provider, compared to the known index on the day the amount is returned to the Company.

7.4.	The Company shall be entitled to offset the aforesaid Excess Amount against any amount due to the Service Provider under this Agreement in accordance with a decision of the Court or the authorized entity, without derogating from the rights of the Company to receive from the Service Provider the balance of the sums due to him.

8.	Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property

Upon signing this Agreement, the Service Provider shall sign an annex of confidentiality, non-competition, non-solicitation and intellectual property attached hereto as Schedule B to this Agreement.

9.	Miscellaneous

9.1.	The terms of this Agreement form and express the entire relationship, rights, obligations and agreements between the parties. Upon the signing of this Agreement, all prior engagements, promises, agreements, representations, drafts and prior undertakings made between the parties (if and to the extent that such were made) prior to the date of signing this Agreement, whether orally or in writing or otherwise, are null and void. Any addition to this Agreement and/or change of any of its provisions will be invalid unless they have been made in writing and signed by both parties.

9.2.	Omission, delay or waiver by either party in the exercise of any of its rights under this Agreement shall not be deemed to be a waiver, prevention, consent or notification on its part and it may exercise its rights under this Agreement at any time without being prevented from doing so. The aforesaid does not derogate from the provisions of any law.

9.3.	In the event that a competent authority determines that any provision of this Agreement is invalid, unlawful or unenforceable or subject to limitation, this shall not result in the invalidity of the other provisions of this Agreement and/or affect their validity, legality or the enforceability of the remaining provisions of this Agreement.

9.4.	The substantive law of the State of Israel shall apply to the provisions of this Agreement, their performance and interpretation and the Labor Court in Tel Aviv-Jaffa shall have singular and exclusive jurisdiction in any case of dispute or differences of opinion between the parties in any matter relating to this Agreement and/or in connection thereto.

9.5.	Any notice sent to either party by the counter party in accordance with the addresses specified in the preamble to this Agreement shall be deemed to have been received: (a) 5 (five) days later - if it were sent by registered mail; (b) the next day - if it were sent via facsimile or by e-mail; (c) on the same day - if delivered by personal delivery.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date hereof.

Novomic Ltd.	_________________
(The Company)	(The Service Provider)

[Free translation into English of an Hebrew Original Document]

Schedule A

Consideration

For the provision of Services to the Company pursuant to the provisions of this Agreement, the Service Provider shall be entitled to the consideration specified below:

1.	Retainer - monthly retainer in the amount of NIS 52,000 (fifty two thousand) plus VAT (the “Retainer”) which will be paid to the Service Provider every 10th day of each month, against a lawful tax invoice.

Upon completion of a $1,000,000 financing round by the Company (a process that the company is currently in), the Retainer shall be raised to a monthly sum of NIS 65,000 (sixty five thousand) plus VAT to be paid to the Service Provider every 10th day of each month, against a lawful tax invoice.

After 24 months from the date of commencement of this Agreement, the Service Provider shall transfer to the track of an employee in the Company at a base salary of NIS 60,000 (sixty thousand) per month, and NIS 5,000 in respect of vehicle expenses (including full grossing up of such expenses at the Company’s expense). The Service Provider shall be granted social contributions for the base salary including executive insurance, pension fund, education fund and insurance for loss of earning capability. The Service Provider will sign Section 14 with the Company upon his transition to the employee track in the Company.

In the event of financing in the sum of $5,000,000 by the Company from the date of the signing of this Agreement and listing on the NASDAQ, this transition shall be advanced and shall take place before the end of 24 months.

2.	Mobile Phone

During the period of his employment with the Company, the Company will provide the employee with a mobile telephone and a call and web-surfing service, at its own expense.

3.	Annual Vacation, Sick Leave and Reserve Duty

The Service Provider shall be entitled to an annual vacation of 25 working days per year. Utilization of vacation days shall be in coordination with the chairman of the Company’s board of directors. In addition, the Service Provider shall be entitled to sick leave according to the law (including full payment from the first day of the sick leave) and to reserve duty remuneration in accordance with the provisions of the law.

4.	Reimbursement of Expenses

The Company will reimburse the employee for reasonable expenses incurred by the employee in the performance of his duties, against the presentation of receipts and in accordance with the Company’s policy.

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5.	Options

5.1.	Subject to the approval of the Company’s Board of Directors, the Company will grant the Service Provider options for the purchase of ordinary shares of the Company’s parent company, TECHCARE CORP, which constitute as of now 3% (three percent) of the parent company’s share capital at the date of signing this Agreement. The options will be granted as ordinary-income options to a Service Provider.

5.2.	The options will be subject to vesting over a period of 4 years commencing on June 11, 2018, subject to the continued provision of Services by the Service Provider to the Company, in accordance with the provisions of this Agreement, such that at the end of each year 25% of the options or their relative share, will vest as aforesaid. However, without derogating from the foregoing, all the options will vest to be immediately exercised in the event of the sale of the Company’s parent company, TechCare Corp., in an amount exceeding $50,000,000 (fifty million US dollars) or will be merged or traded at a value of $50,000,000 provided that the Service Provider has provided Services to the Company for a period of more than 12 (twelve) months prior to the sale or merger of the parent company as aforesaid.

The exercise price of the option shall be the volume weighted average price (VWAP) of the share on the stock exchange for a period of 30 (thirty) days prior to the date of signing this Agreement, all subject to the approval of the Company’s Board of Directors and to the provisions of the Company’s option plan

6.	Annual Bonus - Upon the Company’s transition to an annual operating profit in a scope exceeding $1,000,000 (one million US dollars), the Service Provider will be entitled to a retroactive annual bonus for the relevant year, at a rate of up to 4 times his monthly Retainer during the past year, Subject to the approval of the Board of Directors, however, the aforesaid shall not derogate from the right of the Service Provider to any other consideration, including the granting of bonuses and other payments at the Company’s discretion and in accordance with the provisions of this Agreement, above and hereunder.

7.	Financing Fee - If the Service Provider presents to the Company investors who will actually invest in the company and/or shall bring the Company a partial and/or full purchaser of its activity, the Service Provider will be entitled to a commission at a rate of 5% of the volume of the financing and/or the purchase and/or the actual investment from the investors/purchasers presented by him to the Company.

8.	Insurances - Without derogating from the aforesaid, the Company will insure at its own expense the Service Provider and the Service Providers on his behalf with officer insurance, including in respect of all the required areas, including appropriate insurance in respect of product liability, securities, liability towards employees and service providers and more. Without derogating from the foregoing, the Company shall represent and indemnify the Service Provider in any expenses required for the purpose of handling and/or representation and/or otherwise in respect of any claims or demands against him in all matters related with the performance of his functions in the Company pursuant to the provisions of this Agreement.

[Free translation into English of an Hebrew Original Document]

Schedule B

Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Schedule

Dear

NOVOMIC LTD.

(the “Company”)

I, the undersigned, ___________ (ID no. __________), hereby undertake conclusively, irrevocably and unconditionally towards the Company as follows:

1.	Confidentiality, Non-Competition and Non-Solicitation

1.1.	I hereby declare and confirm that I am aware that the knowledge and information that has been and/or will be given to me and/or which I have obtained and/or which I will obtain and/or have come and/or which will come to my attention during the course of and/or due to providing Services in the Company in all matters related and/or connected to the Company, its business and operations, including, without derogating from the generality of the foregoing, any business, financial, professional, technical, technological, commercial and economic information and including information regarding its products, developments and inventions, its plans, procedures, customers, suppliers, marketing methods, and third party information that comes to the attention of the Company, whether marked as secret or not (all of the above hereinafter referred to as: “the Confidential Information”), is highly confidential and of great value to the Company, constitute professional and commercial secrets of the company, and disclosing them shall cause the company to incur heavy damages and losses.

1.2.	I confirm that I am aware that as part of the provision of the Services to the Company, confidential third party information will be transferred to me and/or will come to my attention, which is part of the Confidential Information as aforesaid, and regarding which the Company is obligated to confidentially towards such third parties, and disclosing same shall cause the Company to breach its undertakings.

1.3.	I undertake to keep the Confidential Information and any part thereof in strict secrecy, not to disclose it to another person(s) and not to allow it to be revealed to another person(s), and not to make any use thereof, directly or indirectly, both during and after my employment in the Company, indefinitely.

1.4.	Without derogating from my obligations in my Agreement with the Company, and in addition to them, I hereby undertake that immediately upon the Company’s request or termination of my engagement with the Company, whichever is earlier, I shall return to the Company any document, object and the like that contain and/or have on them Confidential Information, and I shall delete any file in my possession that contains Confidential Information.

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1.5.	In light of the sensitivity and confidentiality of the information to which I am expected to be exposed and in order to protect the legitimate interests of the Company, I undertake that:

(A)	During the period of my engagement with the Company and during a period of 6 (six) months after termination of my engagement with the Company, for any reason, I shall not engage in any occupation, directly or indirectly, in any activities that may compete directly with the Company or its business, in the country or abroad, in the relevant fields of health, beauty and quality of life, including by way of work and/or contact with any of the companies competing in this field (including related companies).

(B)	I shall not solicit any person or entity which, on the date of termination of the services rendered by me to the Company between me and the Company, or for a period of 6 (six) months prior to that, was in business relations with the Company, including employees, customers, suppliers, service providers, consultants, contractors, etc. (the “Third Party”), and I shall not take any action that interferes with the Company’s relations with such a Third Party, or that would dissuade it from engaging with the Company or from continuing the engagement with the Company, in whole or in part, and all whether directly or indirectly.

1.6.	I hereby declare and acknowledge that the consideration in my Services Agreement with the Company embodies within it a special consideration in respect of my commitment to non-competition as stated above and constitutes a full and appropriate remuneration in respect of this undertaking.

In this section above:

“Occupation” - including an act or occupation as an employee, consultant, contractor, service provider, shareholder, partner, manager of any entity or person, etc., except for - solely holding up to 5% (five percent) in the shares of a non traded company and up to 3% (three percent) in a traded company.

“Company” - the Company as well as any parent company, subsidiary or affiliated company that the Company has and/or shall have.

2.	Intellectual Property

2.1	Without derogating from the rights of the Company under any law or under my Services Agreement with it, I conclusively, unconditionally and irrevocably declare and warrant that all of the discoveries, ideas, developments, inventions (whether or not they are eligible to be patented), “Service Patents” (as defined in the Patents Law, 5727-1967 (the “Patents Law”), the copyright, the methods, the plans, the data, the processes, the technologies, the drawings, the specifications, the documentation, the drawings, etc. (the “Developments and Inventions”), which I have discovered and/or shall discover, developed and/or shall develop, invented and/or shall invent, created and/or shall create, conceived and/or shall conceive, in the framework of the provision of services to the Company and/or by means of the Company’s property, whether alone or together with others, are the sole and complete property of the Company, and I shall not have any rights in connection therewith. For the avoidance of doubt, it is hereby clarified, that I shall not be entitled to any consideration whatsoever of any kind in respect of the Developments and Inventions. I further agree that in the event that formal or additional action is required on my part, in connection with the Developments and Inventions, etc., for the purpose of fulfilling my aforementioned undertaking and consent, including for the purpose of a formal transfer of title to Developments and Inventions to the Company, such as assignment of rights to any such Developments and Inventions etc., I shall perform such action immediately upon the Company’s demand.

[Free translation into English of an Hebrew Original Document]

2.2	I undertake to disclose and transmit to the Company any information and details in connection with the Developments and Inventions, and to assist the Company, at its own expense, to do all that is necessary in order to register patents, designs, copyrights and any other proprietary right related to the Developments and Inventions, in the Company’s name anywhere in the world, and to assist it, to the best of my ability, in protecting these rights.

2.3	It is clarified, that the Service Provider hereby conclusively and irrevocably waives all economic rights to the Developments and Inventions, including (without derogating from the generality of the foregoing), in connection with all patent and/or royalties rights in respect of the “Service Inventions” under Section 134 of the Patents Law, in all matters concerned or relating to the Developments and Inventions that are assigned to the Company.

3.	In the event that the scope or period of one or more of my undertakings in this Schedule is determined to exceed the scope and/or the period permitted by the law, then such undertaking shall be deemed as though the maximum scope and/or period permitted by law are specified in it.

4.	I declare and confirm that I am aware of the fact that a breach of my foregoing undertakings, or any part thereof, may cause the Company, its customers, and the companies, corporations and/or the entities related to them, very serious and irreversible damages, for which a monetary compensation shall not constitute an appropriate remedy and relief, and therefore, without derogating from any other remedy by law, including, without limitation, according to the Commercial Torts Law, 5759-1999, I am aware that in the event of breach of any of my undertakings under this letter of undertaking, the Company may apply to the competent court to issue temporary injunctions and/or other temporary orders in order to prevent and/or stop the breach.

5.	For the avoidance of doubt, I hereby declare and confirm that my undertakings under this Schedule shall apply also after the termination of my engagement with the Company, for any reason, for the periods specified therein.

Date:	Signature of Service Provider: